Exhibit 10.26

Jiawei Wang

Dear Jiawei,

I am pleased to offer you a position with Faraday&Future Inc. (the “Company”), as a Head of Capital. If you decide to join us, you will receive an annual salary of $700 ,000 that will be paid semi-monthly in accordance with the Company’s normal payroll procedures. You should note that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary.

As an employee, you will also be eligible for an annual performance bonus of up to $70, 000 (less deductions and withholdings required by law). Thereafter, any bonus will be awarded, at the discretion of the Company. The bonus will not be deemed earned by you unless and until it is awarded of the discretion of the Company.

As an employee, you will also be eligible to receive employee benefits including Company subsidized health insurance, a Fidelity 401k-retirement plan, PTO, and holiday entitlement, specific details will be provided shortly after you join the Company.

The Company will undertake a background investigation and reference check in accordance with applicable law. This investigation and reference check may include a consumer report, as defined by the Fair Credit Reporting Act (“FCRA”), 15 U.S.C. 1681a, and/or an investigative consumer report, as defined oy FCRA, 15 U.S.C. 1687 a, and California Civil Code 7 786.2(c) . This investigation will not include information bearing on your credit worthiness. This job offer is contingent upon a clearance of such a background investigation and/or reference check and upon your written authorization to obtain a consumer report and/or investigative consumer report. Refer to the attached Background Check Disclosure and Authorization for important disclosures and a written authorization form.

You will receive an employee stock option grant equal to 6,000,000 stock options of the stock options in the holding company that represents both the US Design company and any future manufacturing company. This grant vests 25% of the options you receive on the 1st anniversary of your employment start date, then vests 1/36th of the options you receive on each of the next 36 months of your consecutive, uninterrupted employment with the company. Full details of this program will be made available to you shortly after joining the company.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice. The Company has an annual focal review process where both your performance and compensation are reviewed.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employee!. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover. you agree that. during the term of your employment with the Company, you will not engage in any other employment. occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment. nor will you engage in any other activities that conflict with your obligations to the Company. (Details to be discussed). Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee. you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

As a condition of your employment, you are also required to sign and comply with an At– Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees. except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Agreement before your first clay-of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer. your first day of employment will be at a mutually agreeable elate. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including. but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral. This letter, including, but not limited to. it’s at will employment provision, may not be modified or amended except by a written agreement signed by either the CEO or CFO of the Company and you.

We look forward to your favorable reply and to working with you at Faraday & Future. Inc.

SINCERELY.

/s/ Teddy Kang
TEDDY KANG
SENIOR RECRUITER
FARADAY&FUTURE INC.

DATE

Jiawei Wang
AGREED TO AND ACCEPTED BY
(Print Name)

/s/ Jiawei Wang
Employee Signature

1/23/2018
DATE

CONFIRMED START DATE